Exhibit 10.4

TRANSOMA MEDICAL, INC.

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of             , 20   , by and between Transoma Medical, Inc., a Delaware corporation (hereinafter referred to as “Transoma Medical”), and                    , individual resident of the state of              (“Employee”).

RECITALS

A.                                   Transoma Medical is engaged in the business of (a) providing wireless implantable monitors and data collection products for monitoring the vital signs of untethered, conscious, freely moving laboratory animals, and (b) developing and commercializing monitoring devices for human use (the “Business”). The success of the Business depends to a significant extent upon maintaining the secrecy of Transoma Medical’s Confidential Information (as defined below).

B.                                     Transoma Medical developed its Confidential Information at great expense, time, and effort. Disclosure of any such Confidential Information to a competitor would cause irreparable harm to Transoma Medical.

C.                                     Transoma Medical and Employee entered into that certain                         Agreement, dated as                                 (“Original Agreement”), which contained reasonable, post-employment, competitive restrictions for which Employee acknowledges that Employee received good and valuable consideration.

D.                                    Transoma Medical is entering into a Stock Purchase Agreement, dated January 22, 2002, pursuant to which the Investors listed on Schedule 1 thereto are purchasing Transoma Medical’s Series A Preferred Shares, and as a condition to that agreement, Employee has agreed to sign this Agreement. This Agreement supersedes and replaces any and all prior understandings with respect to its subject matter, including those understandings contained in the Original Agreement.

E.                                      Transoma Medical will not allow Employee to have access to or control over any of Transoma Medical’s Confidential Information, in any capacity, unless Employee has previously signed this Agreement.

F.                                      Both Transoma Medical and Employee understand and agree that Employee’s employment with Transoma Medical is “at will” and that by entering into this Agreement, neither party intends to create an Agreement that determines or affects the duration of Employee’s employment with Transoma Medical.

G.                                     In consideration of the reasonable, post-employment, competitive restrictions set forth in this Agreement, which are beyond those to which Employee agreed in the Original Agreement, Transoma Medical has offered Employee good and valuable consideration contingent upon Employee signing this Agreement and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises, the respective undertakings of Transoma Medical and Employee set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transoma Medical and Employee agree as follows:

SECTION 1.  DEFINITIONS

In this Agreement, the following definitions apply.

1.1                                 “Confidential Information” means information, not generally known or ascertainable to persons outside of Transoma Medical by proper means, and that is proprietary to Transoma Medical. Confidential Information includes trade secret information about Transoma Medical’s methods or processes and products, including information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing, finance and business systems and techniques. Confidential Information includes “Inventions” as defined herein. It also means, to the extent not previously stated, all information disclosed to Employee, or to which Employee obtains access, whether originated by Employee or others, during the period of Employee’s employment, which Employee has a reasonable basis to believe to be Confidential Information, or which is treated by Transoma Medical as being Confidential Information. If Transoma Medical’s competitors acquire any of such Confidential Information, it would be valuable to them and harm Transoma Medical.

1.2                                 “Third Party Information” means information that Transoma Medical has received or will receive in the future from third parties that is considered Confidential or proprietary information of that third party, and is subject to a duty on Transoma Medical’s part to maintain the Confidentiality of such information and to use it only for certain limited purposes.

1.3                                 “Competing Product” means any product, method or process, system or service of any person or organization other than Transoma Medical, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, method or process, system or service upon which Employee will work (in either a sales or nonsales capacity) or has worked at anytime during the last two (2) years of Employee’s employment by Transoma Medical, or about which Employee acquires Confidential Information.

1.4                                 “Competing Organization” means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or servicing of a Competing Product.

1.5                                 “Invention” or “Inventions” means discoveries, improvements, ideas, processes, formulas, methods, source and object codes, mask works, data, programs, algorithms and other mathematical formulae, know-how, developments, designs, devices and techniques (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or registrable under copyright or similar statutes, (1) which relate directly to the Business of Transoma Medical (defined below), or (2)

which relate to Transoma Medical’s actual or demonstrably anticipated research or development, or (3) which result from any work performed by Employee for Transoma Medical, or (4) for which equipment, supplies, facilities or Confidential Information of Transoma Medical is used, or (5) which is developed on any Transoma Medical time.

SECTION 2.  INVENTIONS

2.1                                 Disclosures Regarding Inventions. With respect to Inventions made, authored or conceived by Employee, either solely or jointly with others, during Employee’s employment, whether during normal working hours or whether at Transoma Medical’s premises; or within eighteen (18) months after termination of Employee’s employment, Employee will:

a)                                      Keep accurate, complete, and timely records of such Inventions (in the form of notes, sketches, drawings and in any other form that may be required by Transoma Medical), which records will be Transoma Medical’s property.

b)                                     Promptly and fully disclose and describe such Inventions in writing to Transoma Medical.

c)                                      Assign (and Employee does hereby assign) to Transoma Medical (or its designee as directed by Transoma Medical) all of Employee’s rights, title, and interest of every kind and nature whatsoever to such Inventions, and to applications for letters patent and/or copyright in all countries and to letters patent and/or copyrights granted upon such Inventions in all countries. Employee acknowledges that all copyrightable material Employee produces is work made for hire.

d)                                     Deliver promptly to Transoma Medical (without charge to Transoma Medical) such written instruments and to do such others acts as may be necessary in the opinion of Transoma Medical to preserve property rights against forfeiture, abandonment or loss.

e)                                      To avoid any possible uncertainty, Employee has listed on Exhibit A attached hereto all Inventions that Employee has, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to the commencement of Employee’s employment with Transoma Medical that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (collectively, “Prior Inventions”). If no such disclosure is attached, Employee represents that there are no Prior Inventions. Except as listed in this Exhibit A, Employee will not assert any rights under any Inventions as having been made, conceived, authored or acquired by Employee prior to being employed by Transoma Medical.

f)                                        If, in the course of Employee’s employment with Transoma Medical, Employee incorporates a Prior Invention into a Transoma Medical product, process, machine, or Transoma Medical Invention (defined above), Transoma Medical is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate or permit to be incorporated Prior Inventions into any Transoma Medical product, process, machine, or Transoma Medical Invention without Transoma Medical’s prior written consent.

NOTICE: Any provision in this Agreement requiring Employee to assign Employee’s rights in any Invention does not apply to ·an invention which qualifies for exclusion under the provisions of Minnesota Statute Section 181.78. That section provides that the requirement to assign “does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.”  Employee understands that Employee bears the burden of proving that an Invention qualifies for exclusion under Minnesota Statute Section 181.78.

2.2                                 Obtaining Letters Patent, Copyright Registrations & Other Protections.

a)                                      Employee shall assist Transoma Medical in every proper way to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of Transoma Medical in any and all countries. Employee will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) Transoma Medical may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof Employee shall execute, verify and deliver assignments of such proprietary rights to Transoma Medical or its designee. Employee shall assist Transoma Medical with respect to proprietary rights in any and all countries beyond the termination of Employee’s employment, subject to Employee’s compensation by Transoma Medical at a reasonable rate after termination for the time actually spent by Employee at Transoma Medical’s request on such assistance.

b)                                     If Transoma Medical is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, Employee hereby irrevocably designates and appoints Transoma Medical and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on behalf of Employee to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to Transoma Medical any and all claims of any nature whatsoever which

Employee now or may hereafter have for infringement of any proprietary rights assigned to Transoma Medical in accordance with this Agreement.

2.3                                 Future Inventions. As to any future Inventions made by Employee, which relate to the Business, products or practices of Transoma Medical and which are first conceived or reduced to practice during the term of this Agreement, or within six (6) months thereafter, but which are claimed for any reason to belong to an entity or person other than Transoma Medical, Employee will promptly disclose the same in writing to Transoma Medical and shall not disclose the same to others if Transoma Medical, within twenty (20) days thereafter, shall claim ownership of such Inventions under the terms of this Agreement. If Transoma Medical makes no such claim, Employee hereby acknowledges that Transoma Medical has made no promise to receive and hold in confidence any such information disclosed by Employee.

SECTION 3.         CONFIDENTIAL INFORMATION

3.1                                 Protection of Confidential and Third Party Information. Except as required in Employee’s duties to Transoma Medical, Employee will never, either during Employee’s employment by Transoma Medical or thereafter, use or disclose any Confidential Information or Third Party Information as defined hereinabove absent prior written approval from Transoma Medical for his or her own benefit or any benefit to a Third Party. The foregoing obligation of Confidentiality shall not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from Transoma Medical other than as a direct or indirect result of the breach of this Agreement by the Employee.

3.2                                 Return of Confidential Information. Upon termination of Employee’s employment with Transoma Medical, all records and any compositions, articles, devices, equipment and other items which disclose or embody Confidential Information, including all copies or specimens thereof in Employee’s possession, whether prepared or made by Employee or others, will be left with Transoma Medical.

SECTION 4.         NOTIFICATION OF NEW EMPLOYER

4.1                                 Notification of New Employer. In the event that Employee leaves the employ of Transoma Medical, Employee hereby consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement.

SECTION 5.         NONCOMPETITION & NONSOLICITATION

Transoma Medical and Employee agree that, solely due to Employee’s position with Transoma Medical, Employee will have access to certain Confidential Information of Transoma Medical. Employee acknowledges that Transoma Medical will only release this Confidential Information upon the receipt of assurances that Employee will not use the information to Transoma Medical’s disadvantage and, accordingly, agrees to the following provisions:

5.1                                 Agreement Not to Compete. During the term of Employee’s employment by Transoma Medical or any affiliate of Transoma Medical (the period to include Employee’s initial period of employment and any subsequent periods of employment “at-will” by Transoma Medical of Employee) and for a period of twelve (12) consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Employee or Transoma Medical) (“the Period”), Employee agrees that he or she will not directly or indirectly render services (including services in research) to any person or entity in connection with the design, development, manufacture, marketing, or sale of a Competing Product that is sold or intended for use or sale in any geographic area in which Transoma Medical actively markets a product of Transoma Medical or intends to actively market a product of Transoma Medical of the same general type or function. At the conclusion of the Period, the Company may, at its election, extend the provisions of this Section 5.1 for up to an additional six months (“Extended Period”). During the Extended Period, the Employee is eligible to receive Employee’s final monthly base salary (“the Compensation”) for each month during the Extended Period that Employee can reasonably demonstrate that Employee is searching for employment and would have received employment in the absence of the provisions of this Section. It is expressly understood that the Employee is free to work for a competitor of Transoma Medical, provided that such employment does not include any responsibilities for, or in connection with, a Competing Product as defined in this Agreement for the Period and the Extended Period.

5.2                                 Agreement Not to Compete, Sales Positions. If the Employee’s only responsibilities for Transoma Medical during the last two (2) years of employment have been in a field sales or field sales management capacity, then Section 5.1 shall apply to only prohibit for eighteen (18) consecutive months the Employee’s provision of services in connection with the sale of a Competing Product to persons or entities located in any sales territory the Employee covered or supervised for Transoma Medical during the last year of employment.

5.3                                 Nonsolicitation of Customers. During the term of Employee’s employment by Transoma Medical or any affiliate of Transoma Medical (the period to include Employee’s initial period of employment and any subsequent periods of employment “at-will” by Transoma Medical of Employee), and for a period of eighteen (18) months from the date of termination of such employment for whatever reason (whether occasioned by Employee or Transoma Medical), Employee agrees that he or she will not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with any person, firm, partnership, limited liability company, corporation, or unincorporated association of any kind, whether as principal, agent, shareholder, or in any other capacity whatsoever, divert, solicit or accept business from any of the customers of Transoma Medical, or actively seek its prospective customers, for the purposes of providing Competing Products directly or indirectly in the United States, or in a country, in which Transoma Medical has a plant for manufacturing a product upon which Employee worked during Employee’s employment by Transoma Medical or in which Transoma Medical provides a service in which Employee participated during Employee’s employment by Transoma Medical.

5.4                                 Nonsolicitation of Employees. During the term of Employee’s employment by Transoma Medical or any affiliate of Transoma Medical (the period to include Employee’s initial period of employment and any subsequent periods of employment “at-will” by Transoma Medical of Employee), and for a period of eighteen (18) months from the date of termination of such employment for whatever reason (whether occasioned by Employee or Transoma Medical), Employee will not, directly or indirectly, either individually, in partnership, jointly, or in “conjunction with any person, firm, partnership, limited liability company, corporation, or unincorporated association of any kind, whether as principal, agent, shareholder, or in any other capacity whatsoever, hire, engage, solicit or otherwise directly or indirectly interfere with or disrupt relationships, contractual or otherwise, with any person who was an employee of Transoma Medical at the time of the termination of Employee’s employment by Transoma Medical, or whose employment was terminated within twelve (12) months prior to Transoma Medical’s termination of such employee and whom Employee worked or associated with, or supervised, in any manner or capacity, including but not limited to as an employee, agent, consultant, partner, member, manager, officer, director, shareholder, or otherwise.

5.5                                 Acknowledgement. Employee agrees that the restrictions and agreements contained in this Section 5 are reasonable and necessary to protect the legitimate interests of Transoma Medical, and that any violation of this Section 5 will cause substantial and irreparable harm to Transoma Medical that would not be quantifiable and for which no adequate remedy would exist at law. Employee further acknowledges that Employee has requested, or has had the opportunity to request, that legal counsel review this Agreement’s Section 5, and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Employee authorizes the issuance of injunctive relief by any court of appropriate jurisdiction, without the requirement of posting bond, for any violation of this Section 5.

SECTION 6.         MISCELLANEOUS

6.1                                 Severability. The covenants in this Agreement are fair and reasonable. Nonetheless, it is agreed that if a court finds any of these covenants to be invalid in whole or in part under the laws of any state, such finding will not invalidate such covenant(s), but rather the covenant(s) will be construed as if the most restrictive covenants permissible under applicable law were contained herein; provided, that if such court refuses to so construe such covenant(s), then this Agreement will be construed as if such provision is not contained herein insofar as enforcement of this Agreement against Employee in such particular state.

6.2                                 Remedies. Any breach by Employee of any of the provisions of this Agreement will render irreparable harm to Transoma Medical, and money damages may not be an adequate remedy. Transoma Medical will therefore be entitled to any and all equitable relief, including but not limited to, injunctive relief, to prevent new, further, or continuing violations; and, further, to any other remedy that may be available under any applicable law or agreement between the parties. Neither the existence or exercise of any specific remedy is intended to be exclusive or impair or otherwise adversely affect in any manner whatsoever any rights, remedies, or relief otherwise available, and each and every right and remedy will be cumulative and in addition to every other right and remedy provided in this Agreement.

6.3                                 Assignment. Transoma Medical will have the right to assign this contract to its successors or assigns, and all covenants or agreements hereunder, including this provision, shall inure to the benefit of and be enforceable solely by its successors or assigns.

6.4                                 Voluntary Agreement. Prior to signing this Agreement, Employee has read it carefully and understands its terms and Employee’s obligations. Employee understands that this Agreement is a condition of Employee’s employment with Transoma Medical. Employee has had the opportunity first to discuss this Agreement any concerns or questions Employee has about it with counsel of his or her choice and with Transoma Medical. Employee agrees that this Agreement is reasonable, and a fair means for Transoma Medical to protect its Confidential Information. Employee signs this Agreement voluntarily, without coercion or duress.

6.5                                 Survival. Employee understands that Employee’s obligations in this Agreement survive the termination of Employee’s employment with Transoma Medical in the future, regardless of the reason for termination, and regardless of whether termination was voluntary or involuntary.

6.6                                 Legal & Equitable Remedies. Employee’s services are personal and unique and because Employee shall have access to and shall become acquainted with the Confidential Information of Transoma Medical, Transoma Medical shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Transoma Medical may have for a breach of this Agreement.

6.7                                 Prior Agreements. Any and all previous agreements between Transoma Medical and Employee are hereby terminated by the parties. This Agreement and the exhibits attached hereto and hereby incorporated herein contain the entire agreement of Transoma Medical and the Employee relating to the employment of Employee by Transoma Medical and the ancillary matters discussed herein and supersedes and replaces any and all prior agreements (including but not limited to the Original Agreement and understandings with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth herein.

6.8                                 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by both Employee and Transoma Medical.

6.9                                 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

6.10                           Counterparts. This Agreement may be simultaneously executed in any number of counterparts, anyone of which need not contain the signatures of more than one of the parties and any or all of which may be facsimile, but all of which taken together shall constitute one and the same instrument.

6.11                           Captions & Headings. The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

6.12                           Past Representations, Employment. Employee warrants and confirms, as a condition of this Agreement and Employee’s employment, that the information previously provided to Transoma Medical and contained in any resume, curriculum vitae or other writing furnished by the Employee; as well as in any oral representations made by the Employee, regarding the Employee’s qualifications (including, but not limited to, educational background, degrees, job history, et cetera), were truthful, accurate, and not misleading. The Employee further warrants that Employee is free to enter into and perform this Agreement and that by doing so the Employee will not be in breach of any obligation to any third party, including, but not limited to, any former employer of Employee.

6.13                           Employment at Will. Employee and Transoma Medical understand and agree that the Employee’s employment with Transoma Medical is “at will.” Employee and Transoma Medical understand and agree that the phrase “at will” is intended to mean that either Transoma Medical or the Employee may end their employment relationship at any time, for any reason. Employee and Transoma Medical agree that this Agreement is not intended to be and should not be construed as an employment contract that determines or affects the duration of the Employee’s employment or any other terms or conditions of the Employee’s employment, except for those set forth herein.

[The remainder of this page is left blank intentionally;

 signature page follows.]

IN WITNESS WHEREOF, Employee and Transoma Medical have executed this Agreement as of the date set forth in the first paragraph.

TRANSOMA MEDICAL INTERNATIONAL, INC.

By:

Name:

Title:

EMPLOYEE

[Name of Employee]

EXHIBIT A

LIST OF PRIOR INVENTIONS

Transoma Medical, Inc.

4211 Lexington Avenue North, Suite 2244

Arden Hills, MN  55126-6164

To Whom It May Concern:

1.             Except as listed in section 2 below, the following is a complete disclosure of all inventions, original works of authorship, developments, improvements, and trade secrets that Employee has alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the date of this Agreement, that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement.

☐            No Inventions or Improvements.

☐            See below.

☐            Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐            Additional Sheets attached.

3.             I propose to bring to my employment the following devices, materials and documents of a former employer or other person whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

☐            No Inventions or Improvements.

☐            See below.

☐            Additional sheets attached.

Date: , 20	EMPLOYEE

[Name of Employee]